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EXHIBIT 10.1

HD SUPPLY HOLDINGS, INC.
OMNIBUS INCENTIVE PLAN

        (As Amended and Restated Effective May 17, 2017)

ARTICLE I
PURPOSES

        HD Supply Holdings, Inc. (the "Company") has adopted this HD Supply Holdings, Inc. Omnibus Incentive Plan, as amended and restated effective May 17, 2017, for the following purposes:

        (1)   To further the growth, development and financial success of the Company and its Subsidiaries (as defined herein), by providing additional incentives to employees, consultants and directors of the Company and its Subsidiaries, who have been or will be given responsibility for the management or administration of the Company's (or one or more of its Subsidiaries') business affairs, by assisting them to become owners of Company Common Stock, thereby benefiting directly from the growth, development and financial success of the Company and its Subsidiaries.

        (2)   To enable the Company (and its Subsidiaries) to obtain and retain the services of the type of professional and managerial employees, consultants and directors considered essential to the long-range success of the Company (and its Subsidiaries) by providing and offering them an opportunity to become owners of Company Common Stock pursuant to the Awards granted hereunder.

        The Plan is an amendment and restatement of the HD Supply Holdings, Inc. 2013 Omnibus Incentive Plan, which has been renamed the HD Supply Holdings, Inc. Omnibus Incentive Plan (the "Plan"), effective May 17, 2017, provided that the Company's stockholders approve the amended and restated Plan on such date.

ARTICLE II
DEFINITIONS

        Whenever the following terms are used in this Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

        Section 2.1    "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where "control" shall have the meaning given such term under Rule 405 of the Securities Act.

        Section 2.2    "Alternative Award" shall have the meaning set forth in Section 14.1.

        Section 2.3    "Applicable Laws" shall mean the requirements relating to the administration of stock option, restricted stock, restricted stock unit and other equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Company Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

        Section 2.4    "Award" shall mean any Option, Stock Purchase Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, SAR, Dividend Equivalent, Deferred Share Unit or other Stock-Based Award granted to a Participant pursuant to the Plan, including an Award combining two or more types of Awards into a single grant.

        Section 2.5    "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing an Award and setting forth the terms and conditions of the Award, including through an electronic medium. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the Participant's acceptance of, or actions under, an Award Agreement unless otherwise expressly specified herein. In the event of any inconsistency or conflict between the express terms of the Plan and the express terms of an Award Agreement, the express terms of the Plan shall govern.

        Section 2.6    "Base Price" shall have the meaning set forth in Section 2.48.

        Section 2.7    "Board" shall mean the Board of Directors of the Company.

        Section 2.8    Cause" shall mean: (a) if the Participant is party to an effective employment, consulting, severance or other similar agreement with the Company or a Subsidiary, and such term is defined therein, "Cause" shall have the meaning provided in such agreement; (b) if the applicable Participant is not a party to an effective employment, consulting, severance or other similar agreement or if no definition of "Cause" is set forth in the applicable employment, consulting, severance or other similar agreement, then "Cause" shall mean, as determined by the Committee in its sole discretion, the Participant's (i) willful misconduct or gross negligence in connection with the performance of the Participant's material employment-related duties for the Company or any of its Subsidiaries; (ii) conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving fraud or moral turpitude; (iii) engaging in any business that directly or indirectly competes with the Company or any of its Subsidiaries; or (iv) disclosure of trade secrets, customer lists or confidential information of the Company or any of its Subsidiaries to any unauthorized Person; (v) engaging in willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the Company or any of its Subsidiaries, including, but not limited to by way of damage to the Company's or Subsidiary's reputation or public standing or material violation of any Company policy; or (vi) failure to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding, after notice thereof from the Board or the Committee to the Participant and a reasonable opportunity for the Participant to cure such non-cooperation. The Participant's employment shall be deemed to have terminated for Cause if, after the Participant's employment or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of the Plan, no act or failure to act on the Participant's part shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that such action or omission was in the best interests of the Company.

        Section 2.9    "Change in Control" shall mean the first to occur of any of the following events after the Effective Date, whether such event occurs as a single transaction or as a series of related transactions:

          (a)   the acquisition, directly or indirectly, by any person, entity or "group" (as defined in Section 13(d) of the Exchange Act) of beneficial ownership of more than 50% of the combined voting power of the Company's then outstanding voting securities, other than any such acquisition by the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries, or any Affiliates of the foregoing;

          (b)   the merger, consolidation or other similar transaction involving the Company, as a result of which persons who were holders of voting securities of the Company immediately prior to such merger, consolidation, or other similar transaction do not immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

          (c)   within any 24-month period, the persons who were directors of the Company at the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board, provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors still in office shall be deemed to be an Incumbent Director for purpose of this clause (c);

          (d)   the approval by the Company's stockholders of the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or a liquidation as a result of which persons who were holders of voting securities of the Company immediately prior to such liquidation, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; or

          (e)   the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company;

in each case, provided that, as to Awards subject to Section 409A, such event also constitutes a "change in control" within the meaning of Section 409A. In addition, notwithstanding the foregoing, a "Change in Control" shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding.

        Section 2.10    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        Section 2.11    "Committee" shall mean the Compensation Committee of the Board, which shall consist of two or more members, each of whom is a "Non-Employee Director" within the meaning of Rule 16b-3, as promulgated under the Exchange Act, and an "outside director" within the meaning of Section 162(m).

        Section 2.12    "Company" shall mean HD Supply Holdings Inc., a Delaware corporation, and any successor.

        Section 2.13    "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company and such other stock or securities into which such common stock is hereafter converted or for which such common stock is exchanged.

        Section 2.14    "Competitive Activity" shall mean a Participant's material breach of restrictive covenants relating to noncompetition, nonsolicitation (of customers or employees) or preservation of confidential information, or other covenants having the same or similar scope, included in an Award Agreement or other agreement to which the Participant and the Company or any of its Subsidiaries is a party.

        Section 2.15    "Consultant" shall mean any natural person who is engaged by the Company or any of its Subsidiaries to render consulting or advisory services to such entity.

        Section 2.16    "Corporate Event" shall mean, as determined by the Committee in its sole discretion, any transaction or event described in Section 4.4(a) or any unusual or infrequently occurring or nonrecurring transaction or event affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any of its Subsidiaries, or changes in applicable laws, regulations or accounting principles (including, without limitation, a recapitalization of the Company).

        Section 2.17    "Deferred Share Unit" shall mean a unit credited to a Participant's account in the books of the Company under Article X, each of which represents the right to receive one Share or cash equal to the Fair Market Value thereof on settlement of the account.

        Section 2.18    "Director" shall mean a member of the Board or a member of the board of directors of any Subsidiary of the Company.

        Section 2.19    "Disability" shall mean (x) for Awards that are not subject to Section 409A, "disability" as such term is defined in in the long-term disability insurance plan or program of the Company or any Subsidiary then covering the Participant and (y) for Awards that are subject to Section 409A, "disability" shall have the meaning set forth in Section 409A(a)(2)(c); provided that, with respect to Awards that are not subject to Section 409A, in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, "Disability" shall have the meaning, if any, specified in such agreement.

        Section 2.20    "Dividend Equivalent" shall mean the right to receive payments, in cash or in Shares, based on dividends paid with respect to Shares.

        Section 2.21    "Effective Date" shall have the meaning set forth in Section 15.7.

        Section 2.22    "Eligible Representative" for a Participant shall mean such Participant's personal representative or such other person as is empowered under the deceased Participant's will or the then applicable laws of descent and distribution to represent the Participant hereunder.

        Section 2.23    "Employee" shall mean any individual classified as an employee by the Company or one of its Subsidiaries, whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan, including any person to whom an offer of employment has been extended (except that any Award granted to such person shall be conditioned on his or her commencement of service). A person shall not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, any of its Subsidiaries, or any successor to the foregoing. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, and such Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option on the first day immediately following a three (3)-month period from the date the employment relationship is deemed terminated.

        Section 2.24    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        Section 2.25    "Executive Officer" shall mean each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

        Section 2.26    "Fair Market Value" of a Share as of any date of determination shall be:

          (a)   If the Company Common Stock is listed on any established stock exchange or a national market system, then the closing price on such date per Share as reported on such stock exchange or system shall be the Fair Market Value for the date of determination;

          (b)   If there are no transactions in the Company Common Stock that are available to the Company on any date of determination pursuant to clause (a) but transactions are available to the Company as of the immediately preceding trading date, then the Fair Market Value determined as of the immediately preceding trading date shall be the Fair Market Value for the date of determination; or

          (c)   If neither clause (a) nor clause (b) shall apply on any date of determination, then the Fair Market Value shall be determined in good faith by the Committee with reference to (x) the most recent valuation of the Company Common Stock performed by an independent valuation consultant or appraiser of nationally recognized standing selected by the Committee , if any,

  (y) sales prices of securities issued to investors in any recent arm's length transactions, and (z) any other factors determined to be relevant by the Committee.

        Section 2.27    "Incentive Stock Option" shall mean an Option that qualifies under Section 422 of the Code, and is expressly designated as an Incentive Stock Option in the Award Agreement.

        Section 2.28    "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option.

        Section 2.29    "Non-U.S. Awards" shall have the meaning set forth in Section 3.5.

        Section 2.30    "Option" shall mean an option to purchase Company Common Stock granted under the Plan. The term "Option" includes both an Incentive Stock Option and a Non-Qualified Stock Option.

        Section 2.31    "Option Price" shall have the meaning set forth in Section 6.3.

        Section 2.32    "Optionee" shall mean a Participant to whom an Option or SAR is granted under the Plan.

        Section 2.33    "Participant" shall mean any Service Provider who has been granted an Award pursuant to the Plan.

        Section 2.34    "Performance Award" shall mean Performance Shares, Performance Units and all other Awards that vest (in whole or in part) upon the achievement of specified Performance Goals.

        Section 2.35    "Performance Cycle" shall mean the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which a Performance Award has been earned or vested.

        Section 2.36    "Performance Goals" means the objectives established by the Committee for a Performance Cycle pursuant to Section 9.5 for the purpose of determining the extent to which a Performance Award has been earned or vested.

        Section 2.37    "Performance Share" means an Award granted pursuant to Article IX of the Plan of a contractual right to receive a Share (or the cash equivalent thereof) upon the achievement, in whole or in part, of the applicable Performance Goals.

        Section 2.38    "Performance Unit" means a U.S. Dollar-denominated unit (or a unit denominated in the Participant's local currency) granted pursuant to Article IX of the Plan, payable upon the achievement, in whole or in part, of the applicable Performance Goals.

        Section 2.39    "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

        Section 2.40    "Plan" shall mean the HD Supply Holdings, Inc. Omnibus Incentive Plan, as amended and restated herein, and as may be further amended from time to time.

        Section 2.41    "Replacement Awards" shall mean Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any of its Subsidiaries.

        Section 2.42    "Restricted Stock" shall mean an Award granted pursuant to Section 8.1.

        Section 2.43    "Restricted Stock Unit" shall mean an Award granted pursuant to Section 8.2.

        Section 2.44    "Section 162(m)" shall mean Section 162(m) of the Code.

        Section 2.45    "Section 409A" shall mean Section 409A of the Code.

        Section 2.46    "Securities Act" shall mean the Securities Act of 1933, as amended.

        Section 2.47    "Service Provider" shall mean an Employee, Consultant or Director.

        Section 2.48    "Share" shall mean a share of Company Common Stock.

        Section 2.49    "Stock Appreciation Right" or "SAR" shall mean the right to receive a payment from the Company in cash and/or Shares equal to the product of (i) the excess, if any, of the Fair Market Value of one Share on the exercise date over a specified price (the "Base Price") fixed by the Committee on the grant date (which specified price shall not be less than the Fair Market Value of one Share on the grant date), multiplied by (ii) a number of Shares stated in the Award Agreement.

        Section 2.50    "Stock-Based Award" shall have the meaning set forth in Section 11.1.

        Section 2.51    "Stock Purchase Right" shall mean an Award granted pursuant to Section 5.4.

        Section 2.52    "Subplans" shall have the meaning set forth in Section 3.5.

        Section 2.53    "Subsidiary" of any entity shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company has at least a 50% equity interest, provided that, to the extent required under Section 422 of the Code when granting an ISO, Subsidiary shall mean any corporation in an unbroken chain of corporations beginning with such entity if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        Section 2.54    "Termination of employment," "termination of service" and any similar term or terms shall mean, with respect to a Director who is not an Employee of the Company or any of its Subsidiaries, the date upon which such Director ceases to be a member of the Board, with respect to a Consultant who is not an Employee of the Company or any of its Subsidiaries, the date upon which such Consultant ceases to provide consulting or advisory services to the Company or any of its Subsidiaries, and, with respect to an Employee, the date the Participant ceases to be an Employee; provided, that, with respect to any Award subject to Section 409A, such terms shall mean "separation from service," as defined in Section 409A and the rules, regulations and guidance promulgated thereunder.

        Section 2.55    "Withholding Taxes" shall mean any federal, state, local or foreign income taxes, withholding taxes or employment taxes required to be withheld under Applicable Law, in an amount not exceeding the maximum individual statutory tax rate in a given jurisdiction, or such other amount permitted by FASB Accounting Standards Codification Topic 718, Stock Compensation, as amended from time to time, without triggering liability classification.

ARTICLE III
ADMINISTRATION

        Section 3.1    Committee. The Plan shall be administered by the Committee, which, unless otherwise determined by the Board, shall be constituted to comply with Applicable Laws, including, without limitation, Section 16 of the Exchange Act and Section 162(m).

        Section 3.2    Powers of the Committee. Subject to the provisions of the Plan, including, but not limited to Section 4.6, the Committee shall have the authority in its discretion to:

          (a)   determine the Fair Market Value;

          (b)   determine the type or types of Awards to be granted to each Participant;

          (c)   select the Service Providers to whom Awards may from time to time be granted hereunder;

          (d)   determine all matters and questions related to the termination of service of a Service Provider with respect to any Award granted to him or her hereunder, including, but not by way of limitation of, all questions of whether a particular Service Provider has taken a leave of absence, all questions of whether a leave of absence taken by a particular Service Provider constitutes a termination of service, and all questions of whether a termination of service of a particular Service Provider resulted from discharge for Cause;

          (e)   determine the number of Awards to be granted and the number of Shares to which an Award will relate;

          (f)    approve forms of Award Agreement for use under the Plan, which need not be identical for each Service Provider or each Award type;

          (g)   determine the terms and conditions of any Awards granted hereunder (including, without limitation, the Option Price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Awards or the Company Common Stock relating thereto) based in each case on such factors as the Committee determines appropriate, in its sole discretion;

          (h)   prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to Subplans established for the purpose of satisfying applicable foreign laws;

          (i)    determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise or purchase price of an Award may be paid in, cash, Company Common Stock, other Awards, or other property, or an Award may be canceled, forfeited or surrendered;

          (j)    suspend or accelerate the vesting of any Award granted under the Plan;

          (k)   construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and

          (l)    make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

        Section 3.3    Delegation by the Committee.    The Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any officer or group of officers, or Director or group of Directors of the Company or its Affiliates any portion of its authority and powers under the Plan with respect to Participants who are not executive officers, as defined by the Securities Exchange Act of 1934, Rule 3b-7, as that definition may be amended from time to time, or non-employee Directors; provided, that any delegation to one or more officers of the Company shall be subject to and comply with Section 152 and Section 157(c) of the Delaware General Corporation Law (or successor provisions). In addition, (i) with respect to any Award intended to qualify as "performance-based" compensation under Section 162(m), the Committee shall mean the Compensation Committee of the Board or such other committee or subcommittee of the Board or the Compensation Committee as the Board or the Compensation Committee of the Board shall designate, consisting solely of two or more members, each of whom is an "outside director" within the meaning of Section 162(m) and (ii) with respect to any Award intended to qualify for the exemption contained in Rule 16b-3 promulgated under the Exchange Act, the Committee shall consist solely two or more "non-employee directors" within the meaning of such rule, or, in the alternative, the entire Board.

        Section 3.4    Compensation, Professional Assistance, Good Faith Actions.    The Committee may receive such compensation for its services hereunder as may be determined by the Board. All expenses and liabilities incurred by the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may, in its discretion, elect to engage the services of attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations, decisions and determinations made by the Committee, in good faith shall be final and binding upon all Participants, the Company and all other interested persons. The Committee's determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. The Committee shall not be personally liable for any action, determination or interpretation made with respect to the Plan or the Awards, and the Committee shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

        Section 3.5    Participants Based Outside the United States.    To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States ("Non-U.S. Awards"), (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances ("Subplans") and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee's decision to grant Non-U.S. Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-U.S. Award (x) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (y) except as otherwise required under Applicable Laws, are not to be considered part of the Participant's salary or compensation under the Participant's employment with the Participant's local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-U.S. Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee's discretion, such payments may be made in a lump sum or in installments.

ARTICLE IV
SHARES SUBJECT TO PLAN

          Section 4.1    Shares Subject to Plan.

          (a)    Authorized Shares.    Subject to Section 4.4, the aggregate number of Shares that may be issued under this Plan is fifteen million (15,000,000) Shares, all of which may be issued in the form of Incentive Stock Options under the Plan. The Shares issued under the Plan may be authorized but unissued, or reacquired Company Common Stock. No provision of this Plan shall be construed to require the Company to maintain the Shares in certificated form.

          (b)    Adjustments to Authorized Share Pool.

            (i)    Upon the grant of an Award, the maximum number of Shares set forth in Section 4.1(a) shall be reduced by the maximum number of Shares that are issued or may be issued pursuant to such Award.

            (ii)   Upon the exercise, settlement or conversion of any Award or portion thereof, there shall again be available for grant under the Plan the number of Shares subject to such Award or portion thereof minus the actual number of Shares issued in connection with such exercise, settlement or conversion.

            (iii)  If any such Award or portion thereof is for any reason forfeited, canceled, expired or otherwise terminated without the issuance of Shares, the Shares subject to such forfeited, canceled, expired or otherwise terminated Award or portion thereof shall again be available for grant under the Plan.

            (iv)  If Shares are withheld from issuance with respect to an Award by the Company in satisfaction of any tax withholding or similar obligations, such withheld Shares shall again be available for grant under the Plan.

            (v)   Shares purchased on the open market with the cash proceeds from the exercise of Options or SARs shall again be available for grant under the Plan.

            (vi)  Consistent with the reduction ratio set forth in Section 4.1(d) when such Award Shares were granted under the Plan, any Shares that again become available for grant under this Section 4.1(b) shall be added back to the authorized share pool set forth in Section 4.1(a) as 1.0 Share for each Stock Option, SAR, or other appreciation-only Award, and as 2.30 Shares for each Restricted Stock, Stock Unit, Performance Share, Performance Unit or other full-value stock-based Award.

            (vii) Awards that the Committee reasonably determines will be settled in cash shall not reduce the Plan maximum set forth in Section 4.1(a).

            (viii)  Notwithstanding the foregoing, and except to the extent required by Applicable Law, Replacement Awards shall not be counted against Shares available for grant pursuant to this Plan.

          (c)    Reduction Ratio.    For purposes of Section 4.1(a), each Share issued or transferred pursuant to an Award other than an Option or SAR shall reduce the number of Shares available for issuance under the Plan by 2.30 Shares.

        Section 4.2    Individual Award Limitations.    Subject to Section 4.1(a) and Section 4.4, the following individual Award limits shall apply to the extent Section 162(m) is applicable to the Company and the Plan, and for those Awards intended to qualify as performance-based compensation under Section 162(m):

          (a)   No Participant may be granted more than Two Million Five Hundred Thousand (2,500,000) Options, SARs or any other Award based solely on the increase in value of the Shares from the grant date under the Plan in any calendar year.

          (b)   No Participant may be granted more than One Million Five Hundred Thousand (1,500,000) Performance Shares, shares of performance-based Restricted Stock, performance-based Restricted Stock Units or performance-based Dividend Equivalents under the Plan in any calendar year.

          (c)   No Participant may in any calendar year receive a payment in excess of Five Million U.S. Dollars ($5,000,000) (or the equivalent of such amount denominated in the Participant's local currency) in respect of Performance Units, or any other performance-based Award settled in cash under the Plan.

        Section 4.3    Limitations on Non-Employee Director Compensation.    The aggregate value of cash compensation, and the Fair Market Value of Shares subject to Awards, that may be paid or granted by the Company during any Board compensation year to any non-employee Director for Board service, pursuant to the HD Supply Holdings, Inc. Board of Directors Compensation Policy or otherwise, shall not exceed $750,000. The Board compensation year is the period between the dates of each annual meeting of the Company's stockholders.

        Section 4.4    Changes in Company Common Stock; Disposition of Assets and Corporate Events.

          (a)   In the event of any stock dividend, stock split, spinoff, rights offering, extraordinary dividend, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company constituting an "equity restructuring" within the meaning of Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"), the Committee shall make or provide for equitable adjustments in (i) the number and type of shares or other securities covered by outstanding Awards, (ii) the prices specified therein (if applicable), and (iii) the kind of shares covered thereby (including shares of another issuer). The Committee in its sole discretion and in good faith should determine the form of the adjustment required to prevent dilution or enlargement of the rights of Participants and shall, in furtherance thereof, take such other actions with respect to any outstanding Award or the holder or holders thereof, in each case as it determines to be equitable, which may include a cash payment to the Participant equivalent to the value of any dilution of the rights of such Participant. In the event of any merger, consolidation, or any other corporate transaction or event having a similar effect that is not an "equity restructuring" with the meaning of FASB ASC Topic 718, the Committee in its sole discretion may, in addition to the actions permitted to be taken in respect of an equity restructuring, provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection with such alternative consideration the surrender of all Awards so replaced. After any adjustment made by the Committee pursuant to this Section 4.4, the number of shares subject to each outstanding Award shall be rounded down to the nearest whole number.

          (b)   Any adjustment of an Award pursuant to this Section 4.4 shall be effected in compliance with Section 422 and 409A of the Code to the extent applicable.

        Section 4.5    Award Agreement Provisions.    The Committee may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company and its Subsidiaries that are not inconsistent with the terms of the Plan.

        Section 4.6    Prohibition Against Repricing.    Except to the extent (i) approved in advance by holders of a majority of the Shares entitled to vote generally in the election of directors or (ii) pursuant to Section 4.4 as a result of any Corporate Event, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Option Price of any outstanding Option or Base Price of any outstanding SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted.

        Section 4.7    Prohibition Against Option Reloads.    Except to the extent approved in advance by holders of a majority of the Shares entitled to vote generally in the election of directors, the Committee shall not have the power or authority to include provisions in an Option Award Agreement that provides for the reload of the Option or SAR upon exercise or settlement.

ARTICLE V
GRANTING OF OPTIONS AND SARS

        Section 5.1    Eligibility.    The Committee may grant Non-Qualified Stock Options and SARs to Service Providers. Subject to Section 5.2, Incentive Stock Options may only be granted to Employees.

        Section 5.2    Qualification of Incentive Stock Options.    No Employee may be granted an Incentive Stock Option under the Plan if such Employee, at the time the Incentive Stock Option is granted, owns stock possessing more than ten (10) percent of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary of the Company or "parent corporation" (within the meaning of Section 424(e) of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

        Section 5.3    Granting of Options and SARs to Service Providers.

          (a)    Options and SARs.    The Committee may from time to time:

            (i)    Select from among the Service Providers (including those to whom Options or SARs have been previously granted under the Plan) such of them as in its opinion should be granted Options and/or SARs;

            (ii)   Determine the number of Shares to be subject to such Options and/or SARs granted to such Service Provider, and determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and

            (iii)  Determine the terms and conditions of such Options and SARs, consistent with the Plan.

          (b)   SARs may be granted in tandem with Options or may be granted on a freestanding basis, not related to any Option. Unless otherwise determined by the Committee at the grant date or determined thereafter in a manner more favorable to the Participant, SARs granted in tandem with Options shall have substantially similar terms and conditions to such Options to the extent applicable, or may be granted on a freestanding basis, not related to any Option.

          (c)   Upon the selection of a Service Provider to be granted an Option or SAR under this Section 5.3, the Committee shall issue, or shall instruct an authorized officer to issue, such Option or SAR and may impose such conditions on the grant of such Option or SAR, as it deems appropriate. Subject to Section 15.2 of the Plan, any Incentive Stock Option granted under the Plan may be modified by the Committee, without the consent of the Optionee, even if such modification would result in the disqualification of such Option as an "incentive stock option" under Section 422 of the Code.

        Section 5.4    Notification upon Disqualifying Disposition of an Incentive Stock Option.    Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (a) two (2) years after the grant date of the Incentive Stock Option or (b) one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Shares acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such Participant as to the sale of such Shares.

ARTICLE VI
TERMS OF OPTIONS AND SARS

        Section 6.1    Award Agreement.    Each Option and each SAR shall be evidenced by a written Award Agreement, which shall be executed by the Optionee and an authorized officer and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to qualify such Options as "incentive stock options" under Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan.

        Section 6.2    Exercisability and Vesting of Options and SARs.

          (a)   Each Option and SAR shall vest and become exercisable according to the terms of the applicable Award Agreement; provided, however, that by a resolution adopted after an Option or SAR is granted the Committee may, on such terms and conditions as it may determine to be appropriate consistent with the Plan, accelerate the time at which such Option or SAR or any portion thereof may be exercised.

          (b)   Except as otherwise provided by the Committee or in the applicable Award Agreement, no portion of an Option or SAR which is unexercisable on the date that an Optionee incurs a termination of service as a Service Provider shall thereafter become exercisable.

          (c)   The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Service Provider in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

          (d)   SARs granted in tandem with an Option shall become vested and exercisable on the same date or dates as the Options with which such SARs are associated vest and become exercisable. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of Shares, and may be exercised only with respect to the Shares for which the related Option is then exercisable.

        Section 6.3    Option Price and Base Price.    Excluding Replacement Awards, the per Share purchase price of the Shares subject to each Option (the "Option Price") and the Base Price of each SAR shall be set by the Committee and shall be not less than 100% of the Fair Market Value of such Shares on the date such Option or SAR is granted.

        Section 6.4    Expiration of Options and SARs.    No Option or SAR may be exercised after the first to occur of the following events:

          (a)   The expiration of ten (10) years from the date the Option or SAR was granted; or

          (b)   With respect to an Incentive Stock Option in the case of an Optionee owning (within the meaning of Section 424(d) of the Code), at the time the Incentive Stock Option was granted, more than ten (10) percent of the total combined voting power of all classes of stock of the Company or any Subsidiary, the expiration of five (5) years from the date the Incentive Stock Option was granted.

ARTICLE VII
EXERCISE OF OPTIONS AND SARS

        Section 7.1    Person Eligible to Exercise.    During the lifetime of the Optionee, only the Optionee may exercise an Option or SAR (or any portion thereof) granted to him or her; provided, however, that the Optionee's Eligible Representative may exercise his or her Option or SAR or portion thereof during the period of the Optionee's Disability. After the death of the Optionee, any exercisable portion of an Option or SAR may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his or her Eligible Representative.

        Section 7.2    Partial Exercise.    At any time and from time to time prior to the date on which the Option or SAR becomes unexercisable under the Plan or the applicable Award Agreement, the exercisable portion of an Option or SAR may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional Shares and the Committee may, by the terms of the Option or SAR, require any partial exercise to exceed a specified minimum number of Shares.

        Section 7.3    Manner of Exercise.    Subject to any generally applicable conditions or procedures that may be imposed by the Committee, an exercisable Option or SAR, or any exercisable portion thereof, may be exercised solely by delivery to the Committee or its designee of all of the following prior to the time when such Option or SAR or such portion becomes unexercisable under the Plan or the applicable Award Agreement:

          (a)   Notice in writing signed by the Optionee or his or her Eligible Representative, stating that such Option or SAR or portion is being exercised, and specifically stating the number of Shares with respect to which the Option or SAR is being exercised (which form of notice shall be provided by the Committee upon request and may be electronic);

          (b)   (i) With respect to the exercise of any Option, full payment (in cash (through wire transfer only) or by personal, certified, or bank cashier check) of the aggregate Option Price of the Shares with respect to which such Option (or portion thereof) is thereby exercised; or

            (ii)   With the consent of the Committee, (A) Shares owned by the Optionee duly endorsed for transfer to the Company or (B) Shares issuable to the Optionee upon exercise of the Option, with a Fair Market Value on the date of Option exercise equal to the aggregate Option Price of the Shares with respect to which such Option (or portion thereof) is thereby exercised; or

            (iii)  With the consent of the Committee, payment of the Option Price through a broker-assisted cashless exercise program established by the Company; or

            (iv)  With the consent of the Committee, any form of payment of the Option Price permitted by Applicable Laws and any combination of the foregoing methods of payment.

          (c)   Full payment to the Company (in cash or by personal, certified or bank cashier check or by any other means of payment approved by the Committee) of all amounts necessary to satisfy any and all Withholding Taxes arising in connection with the exercise of the Option or SAR (notice of the amount of which shall be provided by the Committee as soon as practicable following receipt by the Committee of the notice of exercise);

          (d)   Such representations and documents as the Committee deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Committee shall provide the Optionee or Eligible Representative with all such representations and documents as soon as practicable following receipt by the Committee of the notice of exercise. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

          (e)   In the event that the Option or SAR or portion thereof shall be exercised as permitted under Section 7.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or SAR or portion thereof.

        Section 7.4    Optionee Representations.    The Committee, in its sole discretion, may require an Optionee to make certain representations or acknowledgements, on or prior to the purchase of any Shares pursuant to any Option or SAR granted under this Plan, in respect thereof including, without limitation, that the Optionee is acquiring the Shares for an investment purpose and not for resale, and, if the Optionee is an Affiliate, additional acknowledgements regarding when and to what extent any transfers of such Shares may occur.

        Section 7.5    Settlement of SARs.    Unless otherwise determined by the Committee, upon exercise of a SAR, the Participant shall be entitled to receive payment in the form, determined by the Committee and set forth in the Award Agreement, of Shares, or cash, or a combination of Shares and cash having an aggregate value equal to the amount determined by multiplying:

          (a)   any increase in the Fair Market Value of one Share on the exercise date over the Base Price of such SAR, by

          (b)   the number of Shares with respect to which such SAR is exercised;

provided, however, that on the grant date, the Committee may establish, in its sole discretion, a maximum amount per Share that may be payable upon exercise of a SAR, and provided, further, that in no event shall the value of the Company Common Stock or cash delivered on exercise exceed the excess of the Fair Market Value of the Shares with respect to which the SAR is exercised over the Fair Market Value of such Shares on the grant date of such SAR.

        Section 7.6    Conditions to Issuance of Shares.    The Company shall evidence the issuance of Shares delivered upon exercise of an Option or SAR in the books and records of the Company or in a manner determined by the Company. Notwithstanding the above, the Company shall not be required to effect the issuance of any Shares purchased upon the exercise of any Option or SAR or portion thereof prior to fulfillment of all of the following conditions:

          (a)   The admission of such Shares to listing on any and all stock exchanges on which such class of Company Common Stock is then listed;

          (b)   The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its sole discretion, deem necessary or advisable;

          (c)   The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable and

          (d)   The payment to the Company (or its Subsidiary, as applicable) of all amounts which it is required to withhold under Applicable Law in connection with the exercise of the Option or SAR.

The Committee shall not have any liability to any Optionee for any delay in the delivery of Shares to be issued upon an Optionee's exercise of an Option or SAR.

        Section 7.7    Rights as Stockholders.    The holder of an Option or SAR shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of an Option or SAR.

        Section 7.8    Transfer Restrictions.    The Committee, in its sole discretion, may set forth in an Award Agreement such further restrictions on the transferability of the Shares purchasable upon the exercise of an Option or SAR, as it deems appropriate. Any such restriction may be referred to in the Share register maintained by the Company or otherwise in a manner reflecting its applicability to the Shares. The Committee may require the Employee to give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option, within two (2) years from the grant date of such Option or one (1) year after the transfer of such Shares to such Employee. The Committee may cause the Share register maintained by the Company to refer to such requirement.

ARTICLE VIII
RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNIT AWARDS

        Section 8.1    Restricted Stock.

          (a)    Grant of Restricted Stock.    The Committee is authorized to make Awards of Restricted Stock to any Service Provider selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

          (b)    Issuance and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or limitations on the right to pay dividends or Dividend Equivalents on Restricted Stock before said Restricted Stock vests); provided, however, that any cash or shares of Company Common Stock distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Stock and held or restricted as provided in this Section. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

          (c)    Issuance of Restricted Stock.    The issuance of Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine.

        Section 8.2    Restricted Stock Units.    The Committee is authorized to make Awards of Restricted Stock Units to any Service Provider selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the settlement date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the settlement date, the Company shall, subject to the terms of this Plan, transfer to the Participant one Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. The Committee shall specify the purchase price, if any, to be paid by the grantee to the Company for such Shares.

        Section 8.3    Rights as a Stockholder.    A Participant shall not be, nor have any of the rights or privileges of, a stockholder in respect of Restricted Stock Units awarded pursuant to the Plan, except as the Committee may provide under Section 12.1.

ARTICLE IX
PERFORMANCE SHARES AND PERFORMANCE UNITS

        Section 9.1    Grant of Performance Awards.    The Committee is authorized to make Awards of Performance Shares and Performance Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Performance Shares and Performance Units shall be evidenced by an Award Agreement.

        Section 9.2    Issuance and Restrictions.    The Committee shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for any Performance Cycle, and the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Cycle. The Committee shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from one another), and there may be more than one Performance Cycle in existence at any one time. An Award Agreement evidencing the grant of

Performance Shares or Performance Units shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan, as the Committee shall determine. No Company Common Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.

        Section 9.3    Earned Performance Shares and Performance Units.    Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, as the Committee shall determine, either in an Award Agreement or thereafter on terms more favorable to the Participant to the extent consistent with Section 162(m). In addition to the achievement of the specified Performance Goals, the Committee may condition payment of Performance Shares and Performance Units on such other conditions as the Committee shall specify in an Award Agreement. The Committee may also provide in an Award Agreement for the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Share or Performance Unit Award.

        Section 9.4    Rights as a Stockholder.    A Participant shall not have any rights as a stockholder in respect of Performance Shares or Performance Units awarded pursuant to the Plan, except as the Committee may provide under Section 12.1. Performance Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Performance Shares or limitations on the right to pay dividends or Dividend Equivalents on Performance Shares before said Performance Shares vest); provided, however, that any cash or shares of Company Common Stock distributed as a dividend or otherwise with respect to any Performance Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Performance Shares and held or restricted as provided in this Section. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

        Section 9.5    Performance Goals.    The Committee shall establish the Performance Goals that must be satisfied in order for a Participant to receive an Award for a Performance Period or for an Award of Performance Shares or Performance Units to be earned or vested. At the discretion of the Committee, the Performance Goals may be based upon (alone or in combination): (a) net or operating income (before or after taxes); (b) earnings before taxes, interest, depreciation, and/or amortization ("EBITDA"); (c) EBITDA excluding charges for stock compensation, management fees, restructurings and impairments ("Adjusted EBITDA"), and operating leverage or Adjusted EBITDA growth/sales growth; (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales, revenue growth, or sales growth in excess of market growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment, cash conversion, or pre-tax, pre-interest cash flow/Adjusted EBITDA); (i) productivity ratios (including but not limited to measuring liquidity, profitability or leverage); (j) share price (including, but not limited to, growth measures and total stockholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, Adjusted EBITDA margins); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth or customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA); (s) workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention, and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria, or (v) for any period of time in which Section 162(m) is not applicable to the Company and the Plan, or at any time in the case of (A) persons who are not "covered employees" under Section 162(m) or (B) Awards (whether or not to "covered employees") not intended to qualify as performance-based compensation under Section 162(m), such other criteria as may be determined by the Committee. Performance Goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries, or products and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more Subsidiaries, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies, or (v) other external measures of the selected performance criteria. Any performance objective may measure performance on an individual basis, as appropriate. The Committee may provide for a threshold level of performance below which no Shares or compensation will be granted or paid in respect of Performance Shares or Performance Units, and a maximum level of performance above which no additional Shares or compensation will be granted or paid in respect of Performance Shares or Performance Units, and it may provide for differing amounts of Shares or compensation to be granted or paid in respect of Performance Shares or Performance Units for different levels of performance. When establishing Performance Goals for a Performance Cycle, the Committee may determine that any or all unusual and/or infrequently occurring or nonrecurring items" as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management's discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, extraordinary items, capital gains and losses, dividends, Share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes shall be excluded from the determination as to whether the Performance Goals have been met. Except in the case of Awards to "covered employees" intended to be performance-based compensation under Section 162(m), the Committee may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

        Section 9.6    Special Rule for Performance Goals.    If, at the time of grant, the Committee intends a Performance Share Award, Performance Unit or other Performance Award to qualify as performance-based compensation within the meaning of Section 162(m), the Committee must establish Performance Goals for the applicable Performance Cycle prior to the 91st day of the Performance Cycle (or by such other date as may be required under Section 162(m)) but not later than the date on which 25% of the Performance Cycle has elapsed.

        Section 9.7    Negative Discretion.    Notwithstanding anything in this Article IX to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 9.9 based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under the Award or under the Plan.

        Section 9.8    Affirmative Discretion.    Notwithstanding any other provision in the Plan to the contrary, but subject to the maximum number of Shares available for issuance under Article IV of the Plan, the Committee shall have the right, in its discretion, to grant an Award in cash, Shares or other

Awards, or in any combination thereof, to any Participant (except for Awards intend to qualify as performance-based compensation under Section 162(m), to the extent Section 162(m) is applicable to the Company and the Plan) in a greater amount than would apply under the applicable Performance Goals, based on individual performance or any other criteria that the Committee deems appropriate. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee have, or exercise, discretion with respect to a Performance Award intended to qualify as performance-based compensation under Section 162(m) if such discretion or the exercise thereof would cause such qualification not to be available.

        Section 9.9    Certification of Attainment of Performance Goals.    As soon as practicable after the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Committee shall certify in writing the number of Performance Shares or other Performance Awards and the number and value of Performance Units that have been earned or vested on the basis of performance in relation to the established Performance Goals. At the time the Committee determines and certifies in writing the extent to which the applicable Performance Goals for such Performance Cycle have been satisfied in accordance with Section 9.9, the Committee also shall take into account the following inclusion(s) or exclusion(s), as the Committee deems appropriate, for purposes of measuring performance: (a) for those occurring within such Performance Cycle, restructuring, reorganizations, discontinued operations, acquisitions, dispositions, or any other unusual, infrequently occurring, nonrecurring or non-core items; (b) the aggregate impact in any Performance Cycle of accounting changes, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such items are objectively determinable by reference to the Company's financial statements, notes to the Company's financial statements and/or management's discussion and analysis of financial condition and results of operations, appearing in the Company's Annual Report on Form 10-K for the applicable year; (c) foreign exchange gains or losses, (d) impairments of goodwill and other intangible assets, asset write downs, charges or expenses related to capital structure changes, or payments of bonuses or other financial and general and administrative expenses for the Performance Cycle, (e) environmental or litigation reserve adjustments, litigation or claim judgments or settlements, (f) any adjustments for other unusual or infrequently occurring items, discrete tax items, strike and/or strike preparation costs, business interruption, curtailments, natural disasters, force majeure events, or mark-to-market gains or losses. Any such inclusion(s) or exclusion(s) shall be prescribed in a form that meets the requirements for deductibility under Section 162(m). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established Performance Goals unsuitable, the Committee may, in its discretion, modify such Performance Goals, in whole or in part, as the Committee deems appropriate and equitable; provided that, unless the Committee determines otherwise, no such action shall be taken if and to the extent it would result in the loss of an otherwise available exemption of the Award under Section 162(m).

        Section 9.10    Payment of Awards.    Payment or delivery of Company Common Stock with respect to earned Performance Shares and earned Performance Units shall be made to the Participant or, if the Participant has died, to the Participant's Eligible Representative, as soon as practicable after the expiration of the Performance Cycle and the Committee's certification under Section 9.9 and (unless an applicable Award Agreement shall set forth one or more other dates) in any event no later than the earlier of (i) ninety (90) calendar days after the end of the fiscal year in which the Performance Cycle has ended and (ii) ninety (90) calendar days after the expiration of the Performance Cycle. The Committee shall determine and set forth in the applicable Award Agreement whether earned Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, Shares or in a combination thereof, with the value or number of Shares payable to be determined based on the Fair Market Value of the Company Common Stock on the date of the Committee's certification under Section 9.9 or such other date specified in the Award Agreement. The Committee may, in an Award Agreement with respect to the award or delivery of Shares, condition the vesting of such Shares on the performance of additional service.

        Section 9.11    Newly Eligible Participants.    Notwithstanding anything in this Article IX to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares, Performance Units or other Performance Awards after the commencement of a Performance Cycle.

ARTICLE X
DEFERRED SHARE UNITS

        Section 10.1    Grant.    Subject to Article III, the Committee is authorized to make awards of Deferred Share Units to any Participant selected by the Committee at such time or times as shall be determined by the Committee without regard to any election by the Participant to defer receipt of any compensation or bonus amount payable to him. The grant date of any Deferred Share Unit under the Plan will be the date on which such Deferred Share Unit is awarded by the Committee or on such other future date as the Committee shall determine in its sole discretion. Upon the grant of Deferred Share Units pursuant to the Plan, the Company shall establish a notional account for the Participant and will record in such account the number of Deferred Share Units awarded to the Participant. No Shares will be issued to the Participant at the time an award of Deferred Share Units is granted. Subject to Article III, Deferred Share Units may become payable on a Corporate Event, termination of employment or on a specified date or dates set forth in the Award Agreement evidencing such Deferred Share Units.

        Section 10.2    Rights as a Stockholder.    A Participant shall not be, nor have any of the rights and privileges of, a stockholder of the Company in respect of Deferred Share Units awarded pursuant to the Plan, except as the Committee may provide under Section 12.1.

        Section 10.3    Vesting.    Unless the Committee provides otherwise at the grant date or provides thereafter in a manner more favorable to the Participant, Deferred Share Units shall be fully vested and nonforfeitable when granted.

        Section 10.4    Further Deferral Elections.    A Participant may elect to further defer receipt of Shares issuable in respect of Deferred Share Units (or an installment of an Award) for a specified period or until a specified event and in a manner consistent with Section 409A, subject in each case to the Committee's approval and to such terms as are determined by the Committee, all in its sole discretion. Subject to any exceptions adopted by the Committee, such election must generally be made at least twelve (12) months prior to the prior settlement date of such Deferred Share Units (or any such installment thereof) and must defer settlement for at least five (5) years after such prior settlement date. A further deferral opportunity does not have to be made available to all Participants, and different terms and conditions may apply with respect to the further deferral opportunities made available to different Participants.

        Section 10.5    Settlement.    Subject to this Article X, upon the date specified in the Award Agreement evidencing the Deferred Share Units, for each such Deferred Share Unit the Participant shall receive, as specified in the Award Agreement, (i) a cash payment equal to the Fair Market Value of one (1) Share as of such payment date, (ii) one (1) Share or (iii) any combination of clauses (i) and (ii).

ARTICLE XI
OTHER STOCK-BASED AWARDS

        Section 11.1    Grant of Stock-Based Awards.    The Committee is authorized to make Awards of other types of equity-based or equity-related awards ("Stock-Based Awards") not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as the Committee shall determine. All Stock-Based Awards shall be evidenced by an Award Agreement. Such Stock-Based Awards may be granted as an inducement to enter the employ of the Company or any Subsidiary or in satisfaction of any obligation of the Company or any Subsidiary to an officer or other key employee, whether pursuant to this Plan or otherwise, that would otherwise have been payable in cash or in respect of any other obligation of the Company. Such Stock-Based Awards may entail the transfer of actual Shares, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

        Section 11.2    Automatic Grants for Directors.    Subject to Section 4.3, the Committee may institute, by resolution, grants of automatic Awards to new and continuing Directors, with the number and type of such Awards, the frequency of grant and all related terms and conditions, including any applicable vesting conditions, as determined by the Committee in its sole discretion.

ARTICLE XII
DIVIDEND EQUIVALENTS

        Section 12.1    Generally.    Subject to Section 12.2, Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Committee, provided that: (i) no Dividend Equivalents shall be paid on unvested Awards but may be accumulated and paid at the time of vesting and settlement of the Award; and (ii) no Dividend Equivalents may be paid on Options or SARs. Dividend Equivalents may be granted in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. The grant date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Committee, or such other date permitted by Applicable Laws as the Committee shall determine in its sole discretion. For the avoidance of doubt, Dividend Equivalents with respect to Performance Awards shall not be fully vested until the Performance Awards have been earned. Dividend Equivalents shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Award, if any, to which such Dividend Equivalent relates, or pursuant to a separate Award Agreement with respect to freestanding Dividend Equivalents, in each case, containing such provisions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

ARTICLE XIII
TERMINATION AND FORFEITURE

        Section 13.1    Termination for Cause.    Unless otherwise determined by the Committee at the grant date and set forth in the Award Agreement covering the Award or otherwise in writing or determined thereafter in a manner more favorable to the Participant, if a Participant's employment or service terminates for Cause, all Options and SARs, whether vested or unvested, and all other Awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of Cause) shall be immediately forfeited and canceled, effective as of the date of the Participant's termination of service.

        Section 13.2    Clawback.    Awards and Company Common Stock that has been distributed pursuant to Awards shall be subject to any clawback policy adopted by the Committee, the Board or the Company, including any such policy adopted to comply with Applicable Law.

        Section 13.3    Termination for Any Other Reason.    Unless otherwise determined by the Committee at the grant date and set forth in the Award Agreement covering the Award or otherwise in writing or determined thereafter in a manner more favorable to the Participant, if a Participant's employment or service terminates for any reason other than Cause:

          (a)   All Awards that are unvested or unexercisable shall be immediately forfeited and canceled, effective as of the date of the Participant's termination of service;

          (b)   All Options and SARs that are vested shall remain outstanding until (w) in the case of termination for death or Disability, the second anniversary of the effective date of the Participant's termination of employment due to death or Disability, (x) in the case of retirement at normal retirement age (and, for purposes of the Plan, "normal retirement age" shall have the meaning set forth in the applicable Award Agreement or, if not defined in the Award Agreement, pursuant to the customary policies of the Company), (I) for Options and SARs that are vested at the date of retirement, the second anniversary of the effective date of Participant's retirement, and (II) for Options and SARs that become vested following the Participant's retirement (if any), the second anniversary of such post-termination vesting date, (y) the ninety-day anniversary of the effective date of the Participant's termination for any reason other than death, Disability or retirement at normal retirement age, or (z) the Award's normal expiration date, whichever is earlier, after which any unexercised Options and SARs shall immediately terminate; providedthat, if the exercise period of an Option or SAR would expire at a time when trading in the Company Common Stock is prohibited by federal securities law or the Company's insider trading policy, the expiration of the Option or SAR shall be automatically extended until the thirtieth (30th) calendar day following the expiration of such prohibition (so long as such extension shall not violate Section 409A); and

          (c)   All Awards other than Options and SARs that are vested shall be treated as set forth in the applicable Award Agreement (or in any more favorable manner determined by the Committee).

        Section 13.4    Post-Termination Informational Requirements.    Before the settlement of any Award following termination of employment or service, the Committee may require the Participant (or the Participant's Eligible Representative, if applicable) to make such representations and provide such documents as the Committee deems necessary or advisable to effect compliance with Applicable Law and determine whether the provisions of Section 13.1 or Section 13.4 may apply to such Award.

        Section 13.5    Forfeiture of Awards.    Awards granted under this Plan (and gains earned or accrued in connection with Awards) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Committee or the Board from time to time and [set forth in the Award Agreement] communicated to Participants. Any such policies may (in the discretion of the Committee or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only. The Participant shall also forfeit and disgorge to the Company any Awards granted or vested and any gains earned or accrued due to the exercise of Options or SARs or the sale of any Company Common Stock to the extent required by Applicable Law or regulations in effect on or after the Effective Date, including Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act. For the avoidance of doubt, the Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder. The implementation of policies and procedures pursuant to this Section 13.5 and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards.

ARTICLE XIV
CHANGE IN CONTROL

        Section 14.1    Alternative Award.    No cancellation, acceleration of vesting or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith, prior to the occurrence of a Change in Control, that such Award shall be honored or assumed, or new rights substituted therefor in connection with the Change in Control (such honored, assumed or substituted award, an "Alternative Award"), provided that any Alternative Award must:

          (a)   give the Participant who held such Award rights and entitlements substantially equivalent to or better than the rights and terms applicable under such Award immediately prior to the Change in Control, including, without limitation, an identical or better schedule as to vesting and/or exercisability, and for Alternative Awards that are stock options, identical or better methods of payment of the Option Price thereof (provided, however, that, notwithstanding this Section 14.1(a), if the securities underlying the Alternative Award are not publicly traded, the acquisition, holding and disposition of the shares underlying the Alternative Award may be subject to such terms and conditions as are established by the Committee prior to the Change in Control); and

          (b)   have terms such that if, on or prior to the second anniversary following a Change in Control, the Participant's employment is involuntarily (other than for Cause) or constructively terminated (in each case as the terms "involuntarily" and "constructively" are determined by the Committee as constituted prior to the Change in Control), at a time when any portion of the Alternative Award is unvested, the unvested portion of such Alternative Award shall immediately vest in full and such Participant shall be provided with either cash marketable stock equal to the fair market value of the stock subject to the Alternative Award on the date of termination (and, in the case of Alternative Awards that are stock options or stock appreciation rights, in excess of the Option Price or Base Price that the Participant would be required to pay in respect of such Alternative Award).

        Section 14.2    Accelerated Vesting and Payment.    Except as otherwise provided in this Article XIV or in an Award Agreement or thereafter on terms more favorable to a Participant, upon a Change in Control, if Alternative Awards are not provided in accordance with Section 14.1:

          (a)   each unvested Option or SAR shall become fully vested and exercisable;

          (b)   the vesting restrictions applicable to all other unvested Awards (other than freestanding Dividend Equivalents not granted in connection with another Award) shall lapse, all such Awards shall vest and become non-forfeitable; the Performance Goals established by the Committee for Performance Shares, Performance Units or similar performance-based Awards for the Performance Period in which the Change in Control is effective shall be deemed to have been achieved at the greater of the target level or the actual level of achievement;

          (c)   any Awards (other than freestanding Dividend Equivalents not granted in connection with another Award) that were vested prior to the Change in Control but that have not been settled or converted into Shares prior to the Change in Control shall be settled or converted into Shares; and

          (d)   all freestanding Dividend Equivalents not granted in connection with another Award shall be cancelled without payment therefor.

For avoidance of doubt, upon a Change in Control the Committee may cancel Options and SARs for no consideration if the aggregate Fair Market Value of the Shares subject to Options and SARs is less than or equal to the Option Price of such Options or the Base Price of such SARs.

        Section 14.3    Section 409A.    Notwithstanding the discretion in Sections 14.1 and 14.2, if any Award is subject to Section 409A and an Alternative Award would be deemed a non-compliant modification of such Award under Section 409A, then no Alternative Award shall be provided and such

Award shall instead be treated as provided in Section 14.1 or in the Award Agreement (or in such other manner determined by the Committee that is a compliant modification under Section 409A).

ARTICLE XV
OTHER PROVISIONS

        Section 15.1    Awards Not Transferable.    Unless otherwise agreed to in writing by the Committee, no Award or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 15.1 shall prevent transfers by will or by the applicable laws of descent and distribution.

        Section 15.2    Amendment, Suspension or Termination of the Plan or Award Agreements.

          (a)   The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee; provided that without the approval by a majority of the shares entitled to vote at a duly constituted meeting of stockholders of the Company, no amendment or modification to the Plan may (i) except as otherwise expressly provided in Section 4.4, increase the number of Shares subject to the Plan specified in Section 4.1 or the individual Award limitations specified in Section 4.2; (ii) modify the class of persons eligible for participation in the Plan or (iii) materially modify the Plan in any other way that would require stockholder approval under Applicable Law.

          (b)   Except as provided otherwise expressly provided in the Plan, neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of the Award, adversely alter or impair any rights or obligations under any Award theretofore granted. Except as provided by Section 4.4, notwithstanding the foregoing, the Committee at any time, and from time to time, may amend the terms of any one or more existing Award Agreements, provided, however, that the rights of a Participant under an Award Agreement shall not be adversely impaired without the Participant's written consent. The Company shall provide a Participant with notice of any amendment made to such Participant's existing Award Agreement in accordance with the terms of this Section 15.2(b).

          (c)   Notwithstanding any provision of the Plan to the contrary, in no event shall adjustments made by the Committee pursuant to Section 4.4 or the application of Section 13.4, 14.1, 14.2, 15.6 or 15.12 to any Participant constitute an amendment of the Plan or of any Award Agreement requiring the consent of any Participant.

          (d)   No Award may be granted during any period of suspension or after termination of the Plan, and in no event may any Award be granted under this Plan after the expiration of ten (10) years from the Effective Date.

        Section 15.3    Effect of Plan upon Other Award and Compensation Plans.    The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any of its Subsidiaries. Nothing in this Plan shall be construed to limit the right of the Company or any of its Subsidiaries (a) to establish any other forms of incentives or compensation for Service Providers or (b) to grant or assume options or restricted stock other than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options or restricted stock in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

        Section 15.4    At-Will Employment.    Nothing in the Plan or any Award Agreement hereunder shall confer upon the Participant any right to continue as a Service Provider of the Company or any of its

Subsidiaries or shall interfere with or restrict in any way the rights of the Company and any of its Subsidiaries, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without Cause.

        Section 15.5    Titles.    Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

        Section 15.6    Conformity to Securities Laws.    The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated under any of the foregoing, to the extent the Company, any of its Subsidiaries or any Participant is subject to the provisions thereof. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Awards shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and Awards granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

        Section 15.7    Term of Plan.    The Plan, as amended and restated herein, shall become effective on the date that it is approved by the Board and approved by Company stockholders at the Company's 2017 Annual Meeting of Stockholders on May 17, 2017 (the "Effective Date") and shall continue in effect, unless sooner terminated pursuant to Section 15.2, until the tenth (10th) anniversary of the Effective Date. The provisions of the Plan shall continue thereafter to govern all outstanding Awards.

        Section 15.8    Governing Law and Venue.    To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction. Any and all claims and disputes of any kind whatsoever arising out of or relating to this Plan shall only be brought in the Delaware Chancery Court. The Participant or Person hereby waives any objection which it may now have or may hereafter have to the foregoing choice of venue and further irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court in any such claim or dispute. In the event that the Delaware Chancery Court determines that it cannot or will not exercise subject matter jurisdiction over such dispute, then the Superior Court of Cobb County, State of Georgia, shall have exclusive jurisdiction and venue over any such claim or dispute.

        Section 15.9    Severability.    In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

        Section 15.10    Governing Documents.    In the event of any express contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and the Company or any Subsidiary of the Company that has been approved by the Committee, the express terms of the Plan shall govern, unless it is expressly specified in such Award Agreement or other written document that such express provision of the Plan shall not apply.

        Section 15.11    Withholding Taxes.    In addition to any rights or obligations with respect to Withholding Taxes under the Plan or any applicable Award Agreement, the Company or any Subsidiary employing a Service Provider shall have the right to withhold from the Service Provider, or otherwise require the Service Provider or an assignee to pay, any Withholding Taxes arising as a result of grant, exercise, vesting or settlement of any Award or any other taxable event occurring pursuant to the Plan or any Award Agreement, including, without limitation, to the extent permitted by law, the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to the Service Provider or to take such other actions (including, without limitation, withholding any Shares or cash deliverable pursuant to the Plan or any Award) as may be necessary to satisfy such Withholding Taxes; provided, however, that in the event that the Company withholds Shares issued or issuable to the Participant to satisfy all or any portion of the Withholding Taxes, the Company shall withhold a number of whole Shares having a Fair Market Value, determined as of the date of withholding, not in excess of the amount required to be withheld by law, not exceeding the maximum individual statutory tax rate in a given jurisdiction (or such lower mount as may be necessary to avoid liability award accounting), and any remaining amount shall be remitted in cash or withheld; and provided, further, that with respect to any Award subject to Section 409A, in no event shall Shares be withheld pursuant to this Section 15.11 (other than upon or immediately prior to settlement in accordance with the Plan and the applicable Award Agreement) other than to pay taxes imposed under the U.S. Federal Insurance Contributions Act (FICA) and any associated U.S. federal withholding tax imposed under Section 3401 of the Code and in no event shall the value of such Shares (other than upon immediately prior to settlement) exceed the amount of the tax imposed under FICA and any associated U.S. federal withholding tax imposed under Section 3401 of the Code. The Participant shall be responsible for all Withholding Taxes and other tax consequences of any Award granted under this Plan.

        Section 15.12    Section 409A.    To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan, the Committee determines that any Award may be subject to Section 409A and related regulations and Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, (b) comply with the requirements of Section 409A and related Department of Treasury guidance or (c) comply with any correction procedures available with respect to Section 409A. Notwithstanding anything else contained in this Plan or any Award Agreement to the contrary, if a Service Provider is a "specified employee" as determined pursuant to Section 409A under any Company Specified Employee policy in effect at the time of the Service Provider's "separation from service" (as determined under Section 409A)or, if no such policy is in effect, as defined in Section 409A), then, to the extent necessary to comply with, and avoid imposition on such Service Provider of any tax penalty imposed under, Section 409A, any payment required to be made to a Service Provider hereunder upon or following his or her separation from service shall be delayed until the first to occur of (i) the six-month anniversary of the Service Provider's separation from service and (ii) the Service Provider's death. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten-day period following the lapsing of the delay period. No provision of this Plan or an Award Agreement shall be construed to indemnify any Service Provider for any taxes incurred by reason of Section 409A (or timing of incurrence thereof), other than an express indemnification provision therefor.

        Section 15.13    Limitation Period For Claims.    Any Participant or Person who believes such Participant or Person is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) calendar days of the later of the date of payment or settlement of the Award or the specific event giving rise to the claim. The Committee will notify such Participant or Person of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred twenty (120) calendar days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee's decision is final and conclusive and binding on all Participants and Persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed, in accordance with the venue provisions of Section 15.8, within one year of such denial or deemed denial or be forever barred.

        Section 15.14    Notices.    Except as provided otherwise in an Award Agreement, all notices and other communications required or permitted to be given under this Plan or any Award Agreement shall be in writing and shall be deemed to have been given if delivered personally, sent by email or any other form of electronic transfer approved by the Committee, sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, (i) in the case of notices and communications to the Company, to 3100 Cumberland Boulevard, Suite 1480, Atlanta, Georgia 30339 to the attention of the Corporate Secretary of the Company or (ii) in the case of a Participant, to the last known address, or email address or, where the individual is an employee of the Company or one of its subsidiaries, to the individual's workplace address or email address or by other means of electronic transfer acceptable to the Committee. All such notices and communications shall be deemed to have been received on the date of delivery, if sent by email or any other form of electronic transfer, at the time of dispatch or on the third business day after the mailing thereof.

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  EXHIBIT 10.1
HD SUPPLY HOLDINGS, INC. OMNIBUS INCENTIVE PLAN
ARTICLE I PURPOSES
ARTICLE II DEFINITIONS
ARTICLE III ADMINISTRATION
ARTICLE IV SHARES SUBJECT TO PLAN
ARTICLE V GRANTING OF OPTIONS AND SARS
ARTICLE VI TERMS OF OPTIONS AND SARS
ARTICLE VII EXERCISE OF OPTIONS AND SARS
ARTICLE VIII RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNIT AWARDS
ARTICLE IX PERFORMANCE SHARES AND PERFORMANCE UNITS
ARTICLE X DEFERRED SHARE UNITS
ARTICLE XI OTHER STOCK-BASED AWARDS
ARTICLE XII DIVIDEND EQUIVALENTS
ARTICLE XIII TERMINATION AND FORFEITURE
ARTICLE XIV CHANGE IN CONTROL
ARTICLE XV OTHER PROVISIONS